Exhibit 3.32
CERTIFICATE OF FORMATION OF
JASPER-COSTA RICA, L.L.C.
     This CERTIFICATE OF FORMATION OF JASPER-COSTA RICA, L.L.C.(the “LLC”), dated January 11, 1995, is being duly executed and filed by Richard E. Levine, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C., §18-101, et, seq.).
     1.      The name of the limited liability company formed hereby is: Jasper-Costa Rica, L.L.C.
     2.      The address of the registered office of the LLC in the State of Delaware is: c/o RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Streets, Wilmington, New Castle County, Delaware 19899.
     3.      The name and address of the registered agent for service of process on the LLC in the State of Delaware is: RL&F Service Corp., One Rodney Square, 10th Floor, Tenth and King Street, Wilmington, New Castle County, Delaware 19899.
     IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation as of the date first above written.
WITNESS:

/s/ Witness	/s/ Richard E. Levine

RICHARD E. LEVINE

STATE OF DELAWARE
CERTIFICATE OF REVIVAL OF
A DELAWARE LIMITED LIABILITY COMPANY
PURSUANT TO TITLE 6, SEC. 18-1109
1.	Name of Limited Liability Company JASPER-COSTA RICA, L.L.C.

2.	Date of original filing with Delaware Secretary of State January 11, 1995

3.	The name and address of the registered agent is Corporation Service Company

2711 Centerville Road Suite 400, Wilmington, DE 19808

4.	(Insert any other matter the members determine to include herein).

5.	This Certificate of Revival is being filed by one or more persons authorized to Execute and file the Certificate of Revival.
I, Mary Nichols, Authorized Person of the above named limited liability company do hereby certify that this limited liability company is paying all annual taxes, penalties and interest due to the State of Delaware

By:	/s/ Mary Nichols Authorized Person

Name:	Mary Nichols, Assistant Secretary Print or type